Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
Arcosa, Inc. Announces Appointment of Julie Piggott as a New Director

DALLAS, Texas - ARCOSA, Inc. - December 10, 2021:
Arcosa, Inc. (NYSE: ACA) (“Arcosa” or the “Company”), a provider of infrastructure-related products and solutions, announced that Julie Piggott has been elected to serve on the Company’s Board of Directors as a new independent member effective December 9, 2021 and will serve as a member of the Company’s Audit Committee. Ms. Piggott is the former Executive Vice President and Chief Financial Officer of BNSF Railway Company (“BNSF”). The Board has been expanded to ten members with the election of Ms. Piggott.

Rhys J. Best, Non-Executive Chairman of the Board of Arcosa commented, “Julie is a highly accomplished executive, and we are thrilled to welcome her to Arcosa’s Board and as a new member of our Audit Committee. Julie’s extensive strategic and financial experience will be invaluable to Arcosa as we work to deliver value for our shareholders.”

Ms. Piggott served as the Executive Vice President and Chief Financial Officer of BNSF, one of North America’s leading freight transportation companies, from 2014 until her retirement in 2021. Ms. Piggott held various other roles with BNSF since joining BNSF in 1991, including Vice President Planning and Studies and Controller and Vice President Finance and Treasurer. Prior to her tenure at BNSF, Ms. Piggott’s experience included finance, accounting, and audit roles at a private investment management company and a public accounting firm. Ms. Piggott holds an inactive CPA license from the state of Minnesota. Ms. Piggott currently serves on the board of directors for a non-profit charity. She holds a Bachelor of Science degree in Accounting from Minnesota State University Moorhead and a Masters of Business Administration from Southern Methodist University.

About Arcosa

Arcosa, Inc., headquartered in Dallas, Texas, is a provider of infrastructure-related products and solutions with leading positions in construction, engineered structures, and transportation markets. Arcosa reports its financial results in three principal business segments: the Construction Products segment, the Engineered Structures segment, and the Transportation Products segment. For more information, visit www.arcosa.com.

972.942.6500	arcosa.com

INVESTOR CONTACTS

Gail M. Peck	Erin Drabek	David Gold
Chief Financial Officer	Director of Investor Relations	ADVISIRY Partners

T 972.942.6500		T 212.661.2220
InvestorResources@arcosa.com		David.Gold@advisiry.com

MEDIA CONTACT

Media@arcosa.com

972.942.6500	2	arcosa.com